Exhibit 99.3

HGGC Citadel Plastics Holdings, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2015	December 31, 2014
	Unaudited
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$15,603	$10,909
Accounts receivable, less allowance for doubtful accounts of $827 and $895, respectively	79,058	69,709
Inventories, net	42,073	43,582
Prepaid expenses and other current assets	5,353	6,604
Deferred income taxes	3,268	3,491

Total current assets	145,355	134,295

Property, plant and equipment, at cost:
Land	3,559	3,559
Buildings and improvements	22,589	22,235
Machinery and equipment	62,346	62,208
Construction in progress	2,363	3,201

Total property, plant and equipment	90,857	91,203
Accumulated depreciation	18,675	16,682

Net property, plant and equipment	72,182	74,521

Goodwill	157,904	159,647
Intangible assets, net	230,506	240,093
Deferred loan costs, net	10,800	11,278
Deferred income taxes	1,431	1,037
Investment in joint venture	3,032	3,122
Other noncurrent assets	3,199	2,999

Total assets	$624,409	$626,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,528	$30,422
Accrued interest	1,800	1,800
Accrued other expenses	11,620	12,837
Current maturities of long-term debt	2,400	2,400
Current maturities of capital lease obligations	12	19

Total current liabilities	50,360	47,478
Long-term debt, less current maturities	397,638	397,600
Capital lease obligations, less current maturities	2	4
Deferred income taxes	89,285	90,883
Other long-term liabilities	1,288	1,322

Total liabilities	538,573	537,287

Stockholders’ equity:
Common stock	154	154
Additional paid-in capital	161,752	161,373
Accumulated other comprehensive loss	(19,014)	(15,421)
Accumulated deficit	(57,056)	(56,401)

Total stockholders’ equity	85,836	89,705

Total liabilities and members’ equity	$624,409	$626,992

See accompanying notes to condensed consolidated financial statements

HGGC Citadel Plastics Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

	Three Months Ended March 31,
	2015	2014
	Unaudited
	(in thousands)
Net sales	$129,050	$106,695
Cost of goods sold	103,045	87,279

Gross profit	26,005	19,416
Operating expenses
Selling and distribution	5,237	4,069
General and administrative	13,853	10,901

Total operating expenses	19,090	14,970

Operating income	6,915	4,446

Other (expense) income
Interest expense, net of interest income of $31 and $45, respectively	(6,028)	(4,264)
Equity in income (loss) of joint venture	(90)	60
Foreign currency losses	(1,860)	(27)

Income (loss) before income taxes	(1,063)	215
Income tax expense (benefit)	(408)	80

Net income (loss)	(655)	135

Foreign currency transaction gains (losses), and other adjustments, net of taxes	(3,593)	1,304

Total comprehensive income (loss)	$(4,248)	$1,439

See accompanying notes to condensed consolidated financial statements

HGGC Citadel Plastics Holdings, Inc.

Condensed Consolidated Statement of Stockholders’ Equity

			Additional Paid in Capital	Accumulated Other Comprehensive Loss		Total Stockholders’ Equity
	Common Stock				Accumulated Deficit
	Shares	Amount
	Unaudited
	(in thousands, except share data)
Balance, December 31, 2014	153,279	$154	$161,373	$(15,421)	$(56,401)	$89,705
Issuance of stock	—	—	30	—	—	30
Stock compensation expense	—	—	349	—	—	349
Net loss	—	—	—	—	(655)	(655)
Foreign currency translation adjustment	—	—	—	(3,579)	—	(3,579)
Change in postretirement obligation benefits	—	—	—	(14)	—	(14)

Balance, March 31, 2015	153,279	$154	$161,752	$(19,014)	$(57,056)	$85,836

See accompanying notes to condensed consolidated financial statements

HGGC Citadel Plastics Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2015	2014
	Unaudited
	(in thousands)
Cash flows from operating activities
Net income (loss)	$(655)	$135
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,701	1,561
Amortization	6,554	4,920
Deferred income taxes	(841)	(775)
Gain on sale of property and equipment	—	(2)
Stock based compensation expense	349	322
Payment-in-kind interest on subordinated notes payable	—	315
Equity in (income) / loss of joint venture	90	(60)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(10,309)	(10,236)
Inventories	963	3,340
Prepaid expenses and other assets	1,845	375
Accounts payable and accrued expenses	3,268	(172)

Net cash provided by (used in) operating activities	3,965	(277)

Cash flows from investing activities
Purchase of property and equipment	(960)	(1,247)
Proceeds from the sale of property and equipment	—	19

Net cash used in investing activities	(960)	(1,228)

Cash flows from financing activities
Borrowings on revolving line of credit	40	861
Principal payments on long-term debt	—	(587)
Principal payments on capital lease obligations	(9)	(14)
Capital contributions	30	539

Net cash provided by financing activities	61	799

Effect of exchange rate changes on cash	1,628	124

Net increase (decrease) in cash and cash equivalents	4,694	(582)

Cash and cash equivalents at beginning of period	10,909	6,671

Cash and cash equivalents at end of period	$15,603	$6,089

Supplemental Disclosures of Cash Flow Information
Cash paid during the quarter for interest	$6,049	$4,276
Cash paid during the quarter for income taxes	$424	$685

See accompanying notes to condensed consolidated financial statements

HGGC CITADEL PLASTICS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited, dollars in thousands)

1. General

HGGC Citadel Plastics Holdings, Inc. (“HGGC Citadel” or the “Company”) is the 100% owner of Citadel Plastics Holdings, Inc. (“Citadel”), a manufacturer of compounded thermoset and thermoplastic materials. International in scope, Citadel develops, produces, and markets a broad line of high quality compounded products to industrial customers.

The condensed consolidated financial statements include the accounts of HGGC Citadel, and through various holding companies, HGGC Citadel’s wholly-owned operating subsidiaries: The Matrixx Group, Inc. (“Matrixx”) and Bulk Molding Compounds, Inc. (“BMCI”).

BMCI comprises Citadel’s Thermoset business and is principally engaged in the manufacture and supply of thermoset bulk and sheet molding compounds serving the electrical, automotive, consumer appliance, power tool and conductive plastic industries. BMCI operates in the U.S. with manufacturing facilities in Illinois, Ohio and Michigan. BMCI’s foreign sales of bulk molding compounds are supplied to Europe, Asia and Latin America through wholly-owned subsidiaries and a joint venture company as follows:

Europe: 100% owned holding company, BMC Deutschland GmbH, and its operating companies, Tetra – DUR Kunststoff-Produktion GmbH (combined “BMC Germany”) based in Seevetal, Germany and its 100% owned subsidiary in Turkey, BMC TetraDURTurkey Plastik Hammadde Kompozit üretim Sanayi vw Ticaret Limited Sirketi (“BMC Turkey”) (together “BMC Europe”).

Mexico: 100% owned operating companies, Bulk Molding Compounds Mexico S. de R.L. de C.V. and Satchmo S. de R.L. de C.V (combined “BMC Mexico”), located in Mexico City and Juarez, Mexico, respectively.

Brazil: 100% owned operating company, Bulk Molding Compounds do Brasil Industria de Plasticos Reforcados Ltda. (“BMC Brazil”), located in Cotia, Brazil.

Asia: 50% owned joint venture, BMC Far East Ltd., located in Hong Kong and its operating companies, BMC Dongguan Limited, located in Dongguan, China, and BMC Composite Materials Co. Ltd., located in Changshu, China.

As discussed in Note 2, BMCI acquired The Composites Group (“TCG”) on November 5, 2014.

Matrixx comprises Citadel’s Thermoplastic business and is a compounder of thermoplastic resins serving the power tool, lawn and garden, appliance, automotive, HVAC, electronics and construction markets. Matrixx operates in the U.S. and Canada with manufacturing facilities in Indiana, Texas, Virginia and Ontario, Canada. Matrixx acquired Lucent Polymers, Inc. (“Lucent”) on December 6, 2013. Lucent is a manufacturer of highly engineered, custom-formulated thermoplastics compounds utilizing recycled and prime feed stocks that are sold across diverse end use markets.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. The unaudited interim condensed consolidated financial statements included for HGGC Citadel, as of and for the three month periods ended March 31, 2014 and 2015, reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods presented. All such adjustments are of a normal recurring nature. The fiscal year-end consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The unaudited condensed consolidated financial information should be read in conjunction with the audited consolidated financial statements for the fiscal year ended December 31, 2014, and notes thereto, which are filed as an exhibit to A. Schulman, Inc.’s Current Report on Form 8-K filed on April 27, 2015.

HGGC CITADEL PLASTICS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited, dollars in thousands)

The results of operations for the three months ended March 31, 2015 are not necessarily indicative of the results expected for the fiscal year ending December 31, 2015.

The accounting policies for the periods presented are the same as described in Note 3 – Summary of Significant Accounting Policies to the audited consolidated financial statements for the fiscal year ended December 31, 2014, which are filed as an exhibit to A. Schulman, Inc.’s Current Report on Form 8-K filed on April 27, 2015.

2. Business Acquisitions

The Composites Group

On November 5, 2014, BMCI acquired all of the outstanding stock of HPC Holdings, LLC and its wholly owned operating companies, Premix, Inc., Quantum Composites, Inc. and Hadlock Plastics, LLC (collectively, “TCG”), from Highlander Partners, L.P. (“Sellers”). The total purchase price paid at closing, net of cash acquired of $217, was $168,783. Two escrow accounts were established at closing. The first escrow account of $500 is to cover amounts that may become due from the Sellers back to BMCI for the true-up of the purchase price based on the level of working capital (as defined) on the acquisition date and was released in February 2015. A second escrow account of $3,400 is to cover claims by BMCI relating to possible representations from the Sellers, warranties, taxes and exposures to environmental matters and is due to be released in November 2015. The TCG acquisition has been accounted for under the purchase method. Beginning November 5, 2014, TCG’s operations were reflected in BMCI’s consolidated financial statements.

TCG is a provider of specialty composites including material compounding, molding, and value-added post-molding services which are sold across diverse end use markets.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date, November 5, 2014:

Current Assets	$27,152
Property and equipment	26,843
Goodwill	76,500
Intangible assets	87,800

Total assets acquired	218,295

Current liabilities	13,546
Other liabilities, net	635
Deferred income taxes	35,331

Total liabilities assumed	49,512

Net assets acquired	$168,783

Approximately $612 of the goodwill recorded as a result of the acquisition is deductible for income tax purposes. Intangible assets acquired consist of formulas/trade names of $26,900, customer relationships of $58,900 and non-compete agreements of $2,000. The weighted-average amortization period on the acquired intangible assets was 18 years.

To fund the acquisition, including acquisition costs of $2,387 (included in operating expenses) and loan financing costs of $6,555, the Company utilized $10,202 of its available cash and issued long-term debt of $167,523.

HGGC CITADEL PLASTICS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited, dollars in thousands)

A. Schulman, Inc.

On June 1, 2015, A. Schulman, Inc. acquired all of the issued and outstanding shares of the Company for approximately $800 million. In conjunction with the acquisition of the Company, the outstanding debt was repaid.

3. Inventories, net

Inventories consist of the following:

	March 31,	December 31,
	2015	2014
Raw materials	$31,823	$30,404
Finished goods	12,205	14,623
Inventory reserves for obsolescence	(1,825)	(1,315)
Less allowances to reduce carrying value to LIFO basis	(130)	(130)

	$42,073	$43,582

Approximately 13% and 11% of inventories at March 31, 2015 and December 31, 2014, respectively, were valued on the LIFO basis.

4. Goodwill and Intangible Assets

The following is a summary of goodwill activity for the three month period ended March 31, 2015:

Balance, at December 31, 2014	$159,647
Effect of changes in exchange rates	(837)
Purchase price adjustments	(906)

Balance, at March 31, 2015	$157,904

Goodwill consists of the following:

	March 31,	December 31,
	2015	2014
Gross carrying amount of goodwill	$181,731	$183,474
Less: Accumulated impairment losses	(23,827)	(23,827)

Net Goodwill	$157,904	$159,647

The Company did not record any impairment charges for the three months ended March 31, 2015 or 2014. The Company performs its annual impairment analysis in the fourth quarter of each calendar year unless triggering events dictate that an impairment analysis should be performed sooner.

HGGC CITADEL PLASTICS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited, dollars in thousands)

The following tables provide information about Citadel’s intangible assets as of March 31, 2015 and December 31, 2014:

March 31, 2015
	Gross Carrying	Accumulated	Accumulated
	Amount	Amortization	Impairment	Net
Intangible assets with definite lives
Customer relationships	$195,538	$(39,324)	$(5,723)	$150,491
Formulas / trade names	91,998	(11,013)	(6,715)	74,270
Noncompete agreements	15,158	(9,603)	(56)	5,499
Computer software	601	(355)	—	246

	$303,295	$(60,295)	$(12,494)	$230,506

December 31, 2014
	Gross Carrying	Accumulated	Accumulated
	Amount	Amortization	Impairment	Net
Intangible assets with definite lives
Customer relationships	$198,459	$(35,114)	$(5,723)	$157,622
Formulas / trade names	92,590	(9,692)	(6,715)	76,183
Noncompete agreements	15,159	(9,076)	(56)	6,027
Computer software	601	(340)	—	261

	$306,809	$(54,222)	$(12,494)	$240,093

Amortization expense related to the intangible assets amounted to $6,077 and $4,517 for the three months ended March 31, 2015 and March 31, 2014, respectively. The Company did not record any impairment charges to its intangible assets for the three months ended March 31, 2015 and 2014.

5. Long-Term Debt

Citadel’s long-term debt consists of the following:

	March 31, 2015 (1)	December 31, 2014 (1)
BMC Europe revolving loan	$38	$—
Term loan—1st lien	320,000	320,000
Term loan—2nd lien	80,000	80,000

	400,038	400,000
Less current maturities	(2,400)	(2,400)

	$397,638	$397,600

(1)	Upon acquisition of the Company by A. Schulman, Inc. on June 1, 2015 the outstanding debt agreements, noted above, were settled (See Note 2).

HGGC CITADEL PLASTICS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited, dollars in thousands)

Term Loans and Revolver Debt

On February 29, 2012, the Company entered into a $185,000 senior secured credit agreement (the “Credit Agreement”) with a syndication of lenders. The Credit Agreement consisted of a term loan in the amount of $155,000 (“Term Loan”), and a revolving line of credit in the aggregate amount of $30,000 (the “Revolver”). The Term Loan had quarterly principal payments of $388 through January 1, 2018 and a balloon payment of $141,088 (after a $5,000 optional prepayment made by the Company on December 31, 2012) due February 28, 2018. There can also be an annual mandatory prepayment based on preceding year cash flows (as defined). No mandatory prepayment was due in 2013 for 2012 cash flows (as defined). The Revolver was reduced by any outstanding letters of credit and was due February 2017. The Credit Agreement gave the Company the option to pay interest based on the Company’s total leverage ratio (as defined) at LIBOR (subject to a 1.50% floor) plus 5.0% to 5.25% or the bank’s prime rate plus 4.0% to 4.25% per annum. In addition, there is an unused commitment fee of 0.50% of any unused portion of the revolving credit facility as well as a 5.0% to 5.25% per annum monthly fee on the average amount of the outstanding letters of credit in any given month. The Credit Agreement is secured by a first lien on substantially all of the Company’s personal and real property.

On March 13, 2013, the Credit Agreement was amended with largely the same syndication of lenders to support the debt recapitalization of the Company. To fund this recapitalization the Company increased its borrowings under the Term Loan by $21,163 to $170,000, borrowed $4,000 under its Revolver, issued new Senior Subordinated Notes of $24,200 as discussed below, and utilized $651 of its available cash. The incremental proceeds from these fundings totaling $50,014 were used to fund the concurrent payoff of all of the outstanding principal and interest of the Senior Subordinated Notes of $46,633, financing fees of $1,259 and other interest and fees of $2,122. The interest rate on the amended Term Loan and Revolver is at LIBOR (subject to a 1.25% floor) plus 4.0% to 4.25% or the bank’s prime rate plus 3.0% to 3.25% per annum. All other terms of the amended Credit Agreement remained basically the same as the previous agreement.

The Company considered whether the March 13, 2013 recapitalization of the Company resulted in a debt modification or extinguishment. Based on the appropriate accounting guidance the Company determined that the portion of the refinanced debt that continued to be held by the original senior secured credit agreement lenders was a debt modification. Accordingly, new loan costs paid in 2013 to the senior secured credit agreement lenders of $775 were capitalized as additional deferred loan costs. In addition, the net deferred loan costs of $765 associated with the extinguished Senior Subordinated Agreement were fully amortized in 2013.

On December 6, 2013, in conjunction with the the Company’s acquisition of Lucent Polymers, Inc., the Credit Agreement was amended again to, among other things, provide $66,100 of new borrowings under the Term Loan to fund the Lucent Acquisition, reduce the lending interest rates and ease financial covenants. The new borrowings under the Term Loan raised the outstanding principal to $234,825, with quarterly principal payments of $587 through January 1, 2018 and a balloon payment of $224,825 due February 28, 2018. The interest rate on the amended Credit Agreement is at LIBOR (subject to a 1.00% floor) plus 3.75% to 4.00% or the bank’s prime rate plus 2.75% to 3.00% per annum. All other terms of the amended Credit Agreement remained substantially the same as the March 13, 2013 amended credit agreement. The Company determined that this amendment to the Credit Agreement was a debt modification and fees paid of $1,891 for the amendment were recorded as deferred financing fees at December 31, 2013 and are being amortized over the remaining term of the debt.

On November 5, 2014, in conjunction with the Company’s acquisition of TCG, the Credit Agreement was amended again to, among other things, provide $87,523 of new borrowings under the Term Loan to fund in part the TCG Acquisition, increase the lending interest rates and ease financial covenants. The new borrowings under the Term Loan raised the outstanding principal to $320,000 with quarterly principal payments of $800 through October 1, 2020 and a balloon payment of $301,600 due November 5, 2020. The interest rate on the amended Credit Agreement is at LIBOR (subject to a 1.00% floor) plus 4.25% or the bank’s prime rate plus 3.25% per annum. All other terms of the amended Credit Agreement remained substantially the same as the December 6, 2013 amended credit agreement. The Company determined that this amendment to the Credit Agreement was a debt modification and fees paid of $5,755 for the amendment were recorded as deferred financing fees and are being amortized over the remaining term of the debt.

HGGC CITADEL PLASTICS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited, dollars in thousands)

On November 5, 2014, to complete the debt funding of the Company’s acquisition of TCG, the Company entered into an $80,000 Second Lien Senior Secured Term Loan (the “2nd Lien Term Debt”) with certain lenders from the syndication of lenders funding the Credit Agreement. The 2nd Lien Term Debt, due November 5, 2021, is subordinated to the amended Credit Agreement and has a second priority perfected security interest in substantially all of the assets of the Company. The interest rate on the 2nd Lien Term Debt is at LIBOR (subject to a 1.00% floor) plus 8.00% or the bank’s prime rate plus 7.00% per annum. The Company paid fees of $800 for the 2nd Lien Term Debt which have been recorded as deferred financing fees and are being amortized over the remaining term of the debt.

At March 31, 2015, under the Credit Agreement, the Company was required to maintain hedging agreements that effectively fix interest rates on at least 50% of the outstanding aggregate principal of the Term Loan for a minimum of two years starting before May 29, 2012. Effective May 8, 2012, the Company purchased for $112 an interest rate cap with an initial notional amount of $77,500, which caps LIBOR at 2.50%. The notional amount of the interest rate cap was $0 as March 31, 2015. The Company has treated this interest rate cap as an ineffective hedge, and the loss associated with this cap agreement totaled approximately $112 through March 31, 2015.

The Company had no borrowings outstanding under the Revolver as of March 31, 2015 or December 31, 2014. There were outstanding letters of credit of $565 as of March 31, 2015 and December 31, 2014, respectively. The effective interest rate on the Term Loan was 6.00% as of March 31, 2015.

Senior Subordinated Notes

In conjunction with the March 13, 2013 debt recapitalization of the Company, described above, the Company entered into a new senior subordinated agreement (the “New Senior Subordinated Agreement”), loaned by a newly formed company, HGGC Citadel Lender, LLC (a related party as discussed in Note 11), totaling $24,200. The interest rate on the New Senior Subordinated Agreement was at 14% per annum, payable quarterly, plus payment-in-kind (“PIK”) interest of 5%. The New Senior Subordinated Agreement, were due August 28, 2018, is subordinated to the amended Credit Agreement. The Company paid fees of $484 for the New Senior Subordinated Agreement which have been recorded as deferred financing fees at December 31, 2013, and were being amortized over the remaining term of the debt.

In conjunction with the Company’s November 5, 2014 debt refinancing to fund the TCG acquisition discussed above, the outstanding principal (including accumulated PIK interest) of $26,294 was converted to 21,911 Class L equity units of Citadel Plastics Holdings, LLC (Citadel LLC), the Company’s parent company. The transaction was deemed to be at market value and no gain or loss was recorded on the conversion.

At March 31, 2015, the Company was required by all of its debt agreements to maintain a total leverage ratio below certain levels and a minimum fixed charge coverage ratio (until the Company’s November 5, 2014 acquisition of TCG only) and is limited on its ability to make investments, obtain additional indebtedness, make capital expenditures and pay dividends. The Company was in compliance with the terms of its debt agreements as of March 31, 2015.

Other Debt

At March 31, 2015, BMC Europe had a revolving loan note up to €2.5 million (USD $2,710) with no stated expiration date. Interest is calculated on the basis of the Euro Overnight Index Average interest rate plus 3.50% (effectively 3.46% at March 31, 2015) and is payable quarterly. The amount outstanding under this line of credit was $38 and $0 as of March 31, 2015 and December 31, 2014, respectively.

HGGC CITADEL PLASTICS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited, dollars in thousands)

6. Accrued Expenses

Accrued expenses consist of the following:

	March 31,	December 31,
	2015	2014
Accrued compensation	$3,664	$3,793
Accrued taxes	814	892
Accrued employee benefits	948	1,050
Accrued other	6,194	7,102

	$11,620	$12,837

7. Stockholders’ Equity Structure

The Company has authorized 200,000 shares, par value $0.001 per share, of common stock of which 153,279 shares were issued and outstanding on both March 31, 2015 and December 31, 2014. In addition, there were 980 options to purchase the common stock outstanding on both March 31, 2015 and December 31, 2014. The Company’s parent company, Citadel LLC, owns 152,401 of the total outstanding common stock on both March 31, 2015 and December 31, 2014. Each share of common stock has the right to one vote for each share held.

During the three months ended March 31, 2015, Citadel LLC had no issuances or forfeitures of Class A Units in the form of Management Incentive Units (“MIUs”). The issuance of Class A Units are issued to employees and management of the Company as compensation. The MIUs vest 20% per year. Citadel LLC determined the fair value of MIUs using an earnings multiple for the 2014 MIU issuances. The Company recognized unit compensation expense of $349 and $322 during the three months ended March 31, 2015 and 2014, respectively, that was pushed down from Citadel LLC. There were 6,806 and 6,137 Class A Units vested at Citadel LLC as of March 31, 2015 and December 31, 2014, respectively.

Upon acquisition by A. Schulman, Inc. on June 1, 2015 the un-vested Class A Units immediately vested and were settled as part of the acquisition transaction.

8. Income Taxes

The tax provision for the three months ended March 31, 2015 and 2014 is based on an estimated combined statutory effective tax rate. The Company recorded for the three months ended March 31, 2015 and 2014, a tax benefit of $408 and expense of $80, respectively, for an effective tax rate of 38.38% and 37.02%, respectively. For the three months ended March 31, 2015 and 2014 the difference between the Company’s effective tax rate and the U.S. federal 35% statutory rate and state 6.0% (net of federal benefit) statutory rate was primarily related to income in foreign jurisdictions that is taxed at a lower income tax rate.

9. Employee Benefit Plans

Matrixx, Lucent, BMCI and TCG have 401(k) profit-sharing plans covering certain employees who meet certain age and service requirements. Employer contributions to the plans are discretionary and are made through a match of employee deferrals up to a certain level. Employer contributions by the Company to the plans were $276 and $118 for the three months ended March 31, 2015 and 2014, respectively.

BMC Europe has an employee pension plan. Expenses related to this plan were approximately $17 and $29 for the three months end March 31, 2015 and 2014, respectively.

HGGC CITADEL PLASTICS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited, dollars in thousands)

Employees of Bulk Molding Compounds Mexico S.A. de C.V., by law, are entitled to 10% profit sharing on the net profits of the subsidiary. Expenses related to this plan were approximately $104 and $69 for the three months ended March 31, 2015 and 2014, respectively.

BMC Brazil, as required by the government, maintains an employee pension plan. Expenses related to this plan were approximately $11 and $12 for the three months ended March 31, 2015 and 2014, respectively.

Employees of Matrixx’s Ontario Canada plant have an employee pension plan. Expenses related to this plan were approximately $10 and $10 for the three months ended March 31, 2015 and 2014, respectively.

TCG sponsors an unfunded supplemental executive retirement plan, which is a non-qualified plan that provides five former officers of TCG defined benefits in excess of qualified plan limits imposed by federal tax law. The liability related to this plan was $1,467 and $1,502 as of March 31, 2015 and December 31, 2014, respectively, and is recorded in accrued other in the condensed consolidated balance sheets.

10. Commitments and Contingencies

The Company conducts a portion of its operations in leased facilities under non-cancellable operating leases with expiration dates through 2019. Some of these leases are with related parties (Note 11). Rental expense for operating leases for the three months ended March 31, 2015 and 2014 was approximately $844 and $621, respectively.

The Company is involved in various litigation and other claims arising in the ordinary course of business. While the results of litigation against the Company cannot be predicted with certainty, management believes that uninsured losses, if any, arising from these proceedings will not have a material adverse effect on Citadel’s consolidated financial position.

11. Related-Party Transactions

The Company is committed to pay annual management fees of $1,500 (in four equal quarterly installments) to HGGC Citadel. The Company paid total management fees of $349 and $375 (included in operating expenses) for the three months ended March 31, 2015 and 2014, respectively. There were $375 and $0 of unpaid management fees at March 31, 2015 and December 31, 2014, respectively. The fees are recorded in general and administrative expenses in the condensed consolidated statements of operations and comprehensive income (loss).

The New Senior Subordinated Agreement lender, HGGC Citadel Lender, LLC was owned by HGGC and certain other investors in Citadel. As of March 31, 2014, the Company accrued total cash and PIK interest owing to HGGC Citadel Lender, LLC of $1,197 respectively. As of November 5, 2014, this debt was converted to equity as discussed in Note 5 above and was settled on June 1, 2015 when the Company was acquired by A. Schulman, Inc.

The Company rents its BMCI headquarters building in West Chicago, Illinois from Maxwell Properties, which was partially owned by an employee of Citadel as of March 15, 2015. For the three months ended March 31, 2015 and 2014, Citadel paid rents to Maxwell Properties of $71 and $71, respectively. The lease expires in January 2018.

12. Joint Venture

BMCI entered into a joint venture agreement with EMEI Industrial Limited during 2005. Each company owns a 50% interest in the joint venture, BMC Far East LTD (located in China). All profits and losses are shared equally.

HGGC CITADEL PLASTICS HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited, dollars in thousands)

The following is a summary of financial position and results of operations of BMC Far East LTD as of March 31, 2015 and December 31, 2014 and for the three months ended March 31, 2015 and 2014:

		December 31,
	March 31, 2015	2014
Current assets	$4,770	$5,071
Property, plant and equipment	1,868	1,901

Total assets	$6,638	$6,972

Current liabilities	$1,515	$1,660
Long-term liabilities	1,732	1,735
Equity	3,391	3,577

Total liabilities and equity	$6,638	$6,972

	Three Months Ended March 31,
	2015	2014
Net sales	$1,916	$2,270

Net income (loss)	$(180)	$120

Included in Citadel’s accounts receivable as of March 31, 2015 and December 31, 2014 are receivables from BMC Far East LTD of $877 and $873, respectively. During the three months ended March 31, 2015 and 2014, Citadel had sales to BMC Far East LTD of $0 and $37, respectively, and charged BMC Far East LTD management and technical fees of $73 and $69, respectively.